Form 3
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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(Print or Type Responses)
1. Name and Address of Reporting Person*

(Last)  (First) (Middle)

Clark    Greg     C.

(Street)

376 Mountain Laurel Drive

(City)  (State) (Zip)

Aspen,     CO   81611

2.   Date of Event Re-quiring Statement (Month/Day/Year)

August 27, 2002

3.   IRS or Social Security Number of Reporting Person
(Voluntary)

4.   Issuer Name and  Ticker or Trading Symbol

     Cohen & Steers Premium Income Realty Fund, Inc. (RPF)

5.  Relationship of Reporting Person(s) to Issuer
(Check all applicable)

_X__Director _____10% Owner
_____Officer (give title below)
_____Other (specify below)

__________________________

6.  If Amendment, Date of
       Original (Month/Day/Year)

7.  Individual or Joint/Group Filing (Check Applicable Line)

X Form filed by One Reporting Person
__Form filed by more than  One Reporting Person

Table I - Non-Derivative Securities Beneficially Owned
1. Title of Security
    (Instr. 4)

Common Shares

2.   Amount of Securities
Beneficially Owned
(Instr. 4)

                        0

3.   Ownership
Form: Direct
(D) or Indirect
(I)  (Instr.5)


4.   Nature of Indirect Beneficial Ownership
(Instr. 5)


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

SEC 1473 (7-96)

(Over)

FORM 3 (continued)
Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.     Title of Derivative Security
(Instr. 4)

2.  Date Exercisable and Expiration Date
       (Month/Day/Year)

Date Exercisable

Expiration Date

3.  Title and Amount of Securities Underlying Derivative Security
     (Instr. 4)

Title

Amount of Number of Shares

4.  Conversion or Exercise Price of Derivative Security

5.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I)
     (Instr. 5)

6.    Nature of Indirect Beneficial Ownership
       (Instr. 5)


Explanation of Responses:




/s/ Greg C. Clark                                 8/27/02
______________________________________          ________________
**Signature of Reporting Person                 Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
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SEC 1473 (7-96)